Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD SECOND QUARTER
REVENUES AND 58% INCREASE IN EARNINGS PER SHARE

Marcus Theatres® reports record operating results and again outperforms the industry

Milwaukee, Wis., Dec. 18, 2014….. The Marcus Corporation (NYSE: MCS) today reported record revenues and increased earnings for the second quarter ended November 27, 2014.

Second Quarter Fiscal 2015 Highlights

•	Total revenues for the second quarter of fiscal 2015 were a record $116,061,000, a 15.4% increase from revenues of $100,588,000 for the second quarter of fiscal 2014.
•	Operating income was $11,620,000 for the second quarter of fiscal 2015, a 31.9% increase from operating income of $8,810,000 for the second quarter of fiscal 2014.
•	Net earnings attributable to The Marcus Corporation were $5,223,000 for the second quarter of fiscal 2015, a 61.0% increase from net earnings attributable to The Marcus Corporation of $3,245,000 for the second quarter of fiscal 2014.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.19 for the second quarter of fiscal 2015, a 58.3% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.12 for the second quarter of fiscal 2014.

First Half Fiscal 2015 Highlights

•	Total revenues for the first half of fiscal 2015 were $247,830,000, a 7.9% increase from revenues of $229,620,000 for the same period in fiscal 2014.
•	Operating income was $34,309,000 for the first half of fiscal 2015, a 3.5% increase from operating income of $33,157,000 for the first half of the prior year.

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•	Net earnings attributable to The Marcus Corporation were $17,655,000 for the first half of fiscal 2015, a 5.9% increase from net earnings attributable to The Marcus Corporation of $16,676,000 for the first half of fiscal 2014.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.64 for the first half of fiscal 2015, a 3.2% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.62 for the same period in fiscal 2014.

“This was a strong quarter for The Marcus Corporation, with record revenues and a 61% increase in earnings. Marcus Theatres achieved record revenues and operating income, and continued to outperform the industry. Marcus Hotels & Resorts also reported record second-quarter revenues, although operating income was negatively impacted by several factors,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“Marcus Theatres achieved a 20.3% increase in revenues and an 84.3% increase in operating income, and significantly outperformed the industry for the fourth consecutive quarter. The national box office was up 0.4% for the corresponding weeks of our second quarter, according to Rentrak, while our box office was up 17.2%,” said Marcus.

“As our outperformance numbers indicate, our major investments and innovative marketing and pricing strategies are generating positive results. Investments in new amenities including DreamLoungerSM oversized recliner seating and UltraScreen DLX® premium large-screen auditoriums are attracting more movie-goers, while our expanded food and beverage concepts contributed to a 29.0% increase in concession revenues for the quarter. Our popular $5 Tuesdays and fast-growing Magical Movie Rewards™ program also helped to drive our strong performance,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres. “With 825,000 members in less than a year, our loyalty program is well on its way to reaching our goal of one million participants.”

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The top five performing films for Marcus Theatres for the second quarter were The Hunger Games: Mockingjay – Part 1, Gone Girl, Big Hero 6, The Maze Runner and Interstellar. “The holiday season kicked into full gear this week, with Tuesday’s opening of The Hobbit: The Battle of the Five Armies. Two more films, Annie and Night at the Museum: Secret of the Tomb, open tomorrow. Several more potential hits open Christmas Day, including Into the Woods and Unbroken, rounding out what we hope will be a solid slate of films with broad audience appeal,” said Rodriguez.

“Building on the success of our multi-million dollar investment in our circuit earlier this year, we recently announced significant renovations and new amenities at seven additional locations. When we complete the addition of DreamLounger recliner seating at three more theatres, we will offer this amenity at 25% of our screens, one of the highest percentages in the industry. We also plan to convert two of our existing UltraScreen® auditoriums and an additional auditorium to our UltraScreen DLX concept. Our investments also include adding two new Take Five Lounges and three Zaffiro’s® Express outlets,” said Rodriguez. “We believe it is important to create a comprehensive movie-going experience that attracts audiences by providing options, comfort and convenience.”

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts achieved record revenues for the second quarter. Revenue per available room (RevPAR) for comparable company-owned hotels was up 4.3% for the second quarter and 5.5% for the first half. While we saw a nice improvement at many of our hotels, our overall operating income was impacted by several factors, including increased depreciation and the start of construction on the conversion of our Chicago property into one of the first AC Hotels by Marriott in the U.S.,” said Marcus.

“Founded by Antonio Catalan, The AC Hotels by Marriott brand was launched in Europe in 2011. It’s a stylish, urban lifestyle brand that combines a contemporary and elegant look with the latest amenities and technology for the savvy traveler. Our location at Ontario and Rush streets in Chicago’s River North area is the perfect fit for this sleek new brand and we look forward to its opening in spring 2015,” said Joseph Khairallah, chief operating officer of Marcus Hotels & Resorts.

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“During the second quarter, we assumed management and acquired a 10% minority interest in The Hotel Zamora and Castile Restaurant in St. Pete Beach, Fla. The Hotel Zamora opened in June 2014 and is the first new hotel in St. Pete Beach in more than 20 years. Influenced by the architecture, design and cuisine of the Zamora region in Spain, the hotel offers 72 luxurious guest rooms, 9,000 square feet of meeting space, the highly acclaimed Castile Restaurant and an elegant, scenic rooftop bar. The Hotel Zamora extends our presence into Florida and is an excellent addition to our division,” said Khairallah. “We are continuing to pursue additional management contracts that will further enhance our portfolio.”

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, December 18, 2014, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-617-213-8843 and entering the passcode 24214658. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, December 25, 2014, by dialing 1-888-286-8010 and entering the passcode 53007732. The webcast will be archived on the company’s website until its next earnings release.

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About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 685 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, visit the company’s web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the tragedy in a movie theatre in Colorado in July 2012. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	November 27,	November 28,	November 27,	November 28,
	2014	2013	2014	2013

Revenues:
Theatre admissions	$32,794	$27,973	$74,139	$70,082
Rooms	29,678	28,548	64,359	61,118
Theatre concessions	20,484	15,876	45,406	39,565
Food and beverage	20,134	15,546	36,289	31,076
Other revenues	12,971	12,645	27,637	27,779
Total revenues	116,061	100,588	247,830	229,620

Costs and expenses:
Theatre operations	27,953	25,461	62,816	60,084
Rooms	10,725	10,160	22,127	20,852
Theatre concessions	5,841	4,768	12,562	10,906
Food and beverage	15,924	11,491	27,987	23,037
Advertising and marketing	6,710	6,529	14,098	13,413
Administrative	12,955	11,126	25,347	23,370
Depreciation and amortization	10,156	8,457	19,234	16,784
Rent	2,160	2,115	4,314	4,240
Property taxes	3,719	3,752	7,625	7,174
Other operating expenses	8,298	7,919	17,411	16,603
Total costs and expenses	104,441	91,778	213,521	196,463

Operating income	11,620	8,810	34,309	33,157

Other income (expense):
Investment income	25	17	50	20
Interest expense	(2,388)	(2,584)	(4,792)	(4,978)
Loss on disposition of property, equipment and other assets	(495)	(789)	(501)	(772)
Equity earnings (losses) from unconsolidated joint ventures, net	27	54	(14)	(29)
	(2,831)	(3,302)	(5,257)	(5,759)

Earnings before income taxes	8,789	5,508	29,052	27,398
Income taxes	3,398	2,026	11,385	11,070
Net earnings	5,391	3,482	17,667	16,328
Net earnings (loss) attributable to noncontrolling interests	168	237	12	(348)
Net earnings attributable to The Marcus Corporation	$5,223	$3,245	$17,655	$16,676

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.19	$0.12	$0.64	$0.62

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	November 27,	May 29,
	2014	2014

Assets:

Cash and cash equivalents	$18,165	$14,812
Accounts and notes receivable	14,608	9,472
Refundable income taxes	-	2,958
Deferred income taxes	3,180	3,056
Other current assets	6,052	6,367
Property and equipment, net	653,280	651,580
Other assets	83,574	80,678

Total Assets	$778,859	$768,923

Liabilities and Shareholders' Equity:

Accounts payable	$23,320	$30,954
Income taxes	2,687	-
Taxes other than income taxes	15,953	14,333
Other current liabilities	40,691	44,826
Current portion of capital lease obligation	4,999	4,871
Current maturities of long-term debt	8,605	7,030
Capital lease obligation	20,861	23,370
Long-term debt	234,740	233,557
Deferred income taxes	42,148	42,561
Deferred compensation and other	41,217	37,442
Equity	343,638	329,979

Total Liabilities and Shareholders' Equity	$778,859	$768,923

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended November 27, 2014
Revenues	$56,275	$59,626	$160	$116,061
Operating income (loss)	9,783	5,729	(3,892)	11,620
Depreciation and amortization	5,005	5,035	116	10,156

13 Weeks Ended November 28, 2013
Revenues	$46,772	$53,704	$112	$100,588
Operating income (loss)	5,307	7,045	(3,542)	8,810
Depreciation and amortization	4,147	4,169	141	8,457

26 Weeks Ended November 27, 2014
Revenues	$125,662	$121,873	$295	$247,830
Operating income (loss)	24,637	16,733	(7,061)	34,309
Depreciation and amortization	9,735	9,282	217	19,234

26 Weeks Ended November 28, 2013
Revenues	$115,884	$113,514	$222	$229,620
Operating income (loss)	22,220	17,943	(7,006)	33,157
Depreciation and amortization	8,133	8,350	301	16,784

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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